UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2005

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 929-8810

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On December 27, 2005 (the “acceleration date”), the Board of Directors of TranSwitch Corporation (the “Company”) upon the recommendation of the Board’s Compensation Committee, approved the acceleration of the vesting of certain stock options held by current non-officer employees with two or more years of employment with the Company. Such options were granted under the Company’s stock option plans.

The Board of Directors accelerated vesting to recognize the contributions of the Company’s non-officer employees. The acceleration did not impact any stock options held by the Company’s Directors or Officers (i.e. those at the vice president level or above).

The Company accounts for these stock option awards pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (“APB 25”). Certain of the stock options have an exercise price below the market value on the acceleration date. As such, the Company expects to record a compensation charge of approximately $400,000 in the fourth quarter of 2005. Accelerating vesting will reduce the amount of compensation expense the Company would have otherwise been required to recognize in 2006 and later upon the adoption effective January 1, 2006 of Financial Accounting Standards Statement No. 123 (R), Share-Based Payment. The expected reduction in compensation expense for 2006 is approximately $400,000 to $500,000.

As a result of the decision to accelerate vesting, stock options to purchase approximately 1.5 million shares that would have vested from time to time over the next four years, became immediately exercisable. Approximately 1.0 million of these options were originally scheduled to vest in 2006. The stock options accelerated represented approximately 6% of total stock options outstanding and 45% of unvested stock options outstanding. The number of shares, exercise prices, and remaining terms of the stock options subject to the acceleration remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

December 27, 2005

By: /s/ Peter J. Tallian

Name: Peter J. Tallian

Title: Senior Vice President,

          Chief Financial Officer and Treasurer